As filed with the Securities and Exchange Commission on October 11, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHWEST GEORGIA FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Georgia (State or Other Jurisdiction of Incorporation or Organization)	58-1392259 (I.R.S. Employer Identification Number)

201 First Street, S.E.

Moultrie, Georgia 31768

(Address of Principal Executive Offices)

Directors and Executive Officers Stock Purchase Plan

(Full Title of the Plan)

Mr. DeWitt Drew

President and Chief Executive Officer

201 First Street, S.E.

Moultrie, Georgia 31768

(229) 985-1120

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James W. Stevens

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, Suite 2800

Atlanta, Georgia 30309-4530

(404) 815-6500

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

____________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	200,000	$8.75	$1,750,000	$238.70

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of the registrant as may be issuable in the event of a stock dividend, stock split, recapitalization, or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.

(2) Determined in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the NYSE MKT on October 10, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 (Plan Information) and 2 (Registrant Information and Employee Plan Annual Information).

The documents containing the information specified by Part I, Items 1 and 2, of this Registration Statement will be delivered to each of the participants in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8. These documents do not need to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act, in reliance on Rule 428 under the Securities Act. These documents and the information incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Southwest Georgia Financial Corporation (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2011;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

(c) the Registrant’s Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of the Form 8-K) filed with the Commission on April 24, 2012, May 24, 2012, July 24, 2012 and August 23, 2012; and

(d) the description of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), contained in the Registrant’s registration on Form 8-A12B, Commission File No. 001-12053, which incorporates by reference the description of the Common Stock contained in the section entitled “Description of Securities” of the Registrant’s registration statement on Form S-18, Commission File No. 33-327467-A, including all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 12(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and only to the extent, specified in any Current Report on Form 8-K.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Common Stock to be offered pursuant to the Southwest Georgia Financial Corporation Directors and Executive Officers Stock Purchase Plan has been registered under Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Bylaws provide that every person who is or was a director or officer of the Registrant (an “Indemnified Party”) may be indemnified for any liability and expense that may be incurred by him in connection with or resulting from any threatened, pending, or completed proceeding concerning his position as a director or officer of the Registrant (an “Indemnification Event”). Indemnification is mandatory for every Indemnified Party who has been wholly successful with respect to any Indemnification Event. Indemnification is discretionary for every Indemnified Party who has met certain standards of conduct set forth in the Bylaws as determined by (a) by a majority of the directors who are not a party to the proceeding; (b) independent legal counsel selected in accordance with the Bylaws; or (c) the holders of a majority of stock then entitled to vote for the election of directors. No Indemnified Party who was or is a party to any action by or in the right of the Registrant shall be indemnified if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless the court shall determine such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. An Indemnified Party may, under certain circumstances, be advanced expenses in defending a proceeding for which indemnification may be sought.

To the extent that limitation of liability or indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers, or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

In addition, the Registrant’s Restated Articles of Incorporation, to the extent permitted by Georgia law, eliminate or limit the personal liability of directors to the Registrant and its shareholders for monetary damages for breach of the duty of care. The Registrant’s Bylaws also provide that it has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees, or agents against any liability asserted against that person or incurred by that person in these capacities, whether or not it would have the power to indemnify that person against these liabilities under Georgia law. The Registrant maintains insurance on behalf of all of its directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits included as part of this Registration Statement are listed under the Exhibit Index below.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on October 11, 2012.

SOUTHWEST GEORGIA FINANCIAL CORPORATION

By: /s/ DeWitt Drew

DeWitt Drew

President and Chief Executive Officer

(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints DeWitt Drew and George R. Kirkland, and each of them acting alone, his true and lawful attorney-in-fact with full power of substitution, for him in any and all capacities, to execute any and all amendments and post-effective amendments to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 11, 2012.

/s/ DeWitt Drew DeWitt Drew	President and Chief Executive Officer (Principal Executive Officer)
/s/ George R. Kirkland George R. Kirkland	Senior Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ Michael J. McLean Michael J. McLean	Chairman of the Board
/s/ Richard L. Moss Richard L. Moss	Vice Chairman of the Board
/s/ Cecil H. Barber Cecil H. Barber	Director
/s/ John J. Cole, Jr. John J. Cole, Jr.	Director
/s/ Roy Reeves Roy Reeves	Director
/s/ Johnny R. Slocumb Johnny R. Slocumb	Director
/s/ M. Lane Wear M. Lane Wear	Director
/s/ Marcus R. Wells Marcus R. Wells	Director

EXHIBIT INDEX

Exhibit Number	Description

4	Southwest Georgia Financial Corporation Directors and Executive Officers Stock Purchase Plan.

5	Opinion of Kilpatrick Townsend & Stockton LLP.

23.1	Consent of Thigpen, Jones, Seaton & Co., P.C.

23.2	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5).

24	Power of Attorney (included on the signature page of this Registration Statement).